UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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60 EAST 42ND STREET ASSOCIATES L.L.C.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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This Amendment No. 1 to the Registrant’s Schedule 14A filed with the Securities and Exchange Commission on November 13, 2012, is being filed to reflect that Malkin Holdings L.L.C., the supervisor of 60 East 42nd Street Associates L.L.C. (the “Registrant”), mailed the following letter to each of the participants in the Registrant after the close of business on November 19, 2012.

[letterhead of Malkin Holdings]

                         November 19, 2012

re: Empire State Realty Trust, Inc.

To Participants in Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C., and 250 West 57th St. Associates L.L.C.

Dear Fellow Participant:

We are writing to update you on the status of our proposed consolidation and initial public offering (“IPO”). On November 2, 2012, we filed our amended Form S-4 with the Securities and Exchange Commission. There are many information updates in this filing, and several highlights are noted here.

No action is required by you until the Form S-4 is declared effective. At that time, we will mail it to you with related and supporting materials, and you will then have a minimum of 60 days in which to review, ask questions of us, and vote.

Importantly, once the S-4 is declared effective, we will be able to speak openly on the definitive disclosure documents. We have many planned outreach opportunities for you to be able to speak with us, Malkin Holdings representatives, and our consent solicitation agent Mackenzie Partners to inform yourself fully on the final, effective S-4.

Settlement of Class Actions

We are pleased to announce that we have settled the class action lawsuits. While we continue to believe the claims were baseless and acknowledged no fault, we feel that settlement was the best result. Settlement allows the proposed consolidation and IPO to move forward without any cloud of uncertainty which could affect the value in the public markets.

As part of the settlement:

•	The named class action plaintiffs have stated they now intend to support fully the transaction as modified.

•	The $55 million settlement payment will be funded by the Helmsley Estate, affiliates of the Malkin family, and certain other investors in Empire State Building Company L.L.C.

•	The net proceeds of the settlement payment will be allocated among class members including you.

•	Note:

¡	There will be no settlement or payment except upon completion of the proposed consolidation/ IPO or third party transaction.

¡	All terms of the settlement remain subject to court approval.

Valuation Update by Duff & Phelps

The independent valuer, Duff & Phelps, has completed its bringdown by updating its June 30, 2011 exchange values to June 30, 2012, based on more recent market and property information. Please see the Form S-4 for more details as to the updated values by property and the resulting exchange values.

REIT Corporate Credit Facility

The S-4 discloses a planned, new $800 million corporate credit facility, including a term loan and revolving credit line, intended to provide the REIT with flexible and cost-efficient access to debt. Closing of this facility is planned for the date of the IPO.

While the proposed IPO is still months away, 50% of the facility is committed. The closing of this facility is subject the completion of the IPO, certain customary conditions, and finalizing the remaining commitments.

Property Operations and Public Company Readiness

During this period, we have remained hard at work on the investments we supervise for you and have also used the time to make key hires for the proposed public company and take necessary steps towards public company readiness.

For example:

•	We continue to work with Deloitte Consulting to implement and test new accounting systems, procedures, and controls to meet the standards required for a public company with listed securities.

•	We have hired a new Chief Accounting Officer and Director of Property Operations.

•	We are preparing new office space for the Company’s combined new staff and employees.

We continue to put first the success of the properties we supervise. Our active day-to-day involvement is not diminished, and your participation in your entities and your right to their distributions continue unaffected.

Timing

We will keep you apprised of our continued progress. Please remember, no decision on the consolidation is required from you now. No proxy solicitation on which a vote can be based will be available until the SEC review process is complete.

In the meantime, we welcome the opportunity to answer any question you may have. Please feel free to contact us at ncohen@malkinholdings.com or Ned H. Cohen at 212-850-2695.

We appreciate your patience and your support.

Sincerely,

MALKIN HOLDINGS LLC

/s/ Peter L. Malkin	/s/ Anthony E. Malkin
Peter L. Malkin	Anthony E. Malkin
Chairman	President

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Each of the three public entities, Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C., and 250 West 57th St. Associates L.L.C. (the “Companies”) and their agents and supervisor, and each officer and director of them or of Empire State Realty Trust, Inc. (the “REIT”) may be deemed to be a participant in the solicitation of consents in connection with the proposed consolidation. The names of such persons and a description of their interests in the Companies and the REIT are set forth, respectively, in each Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the REIT’s Registration Statement on Form S-4, which have been filed with the SEC.

We urge you to review such Registration Statement on Form S-4 and other related documents now filed or to be filed with the SEC, because they contain important information. You can obtain them without charge on the SEC’s website at www.sec.gov.